Exhibit 99.1

OptimizeRx Corporation

Fourth Quarter and Full Year 2019 Conference Call

February 27, 2020

C O R P O R A T E P A R T I C I P A N T S

William Febbo, Chief Executive Officer & Director

Douglas Baker, Chief Financial Officer

Stephen Silvestro, Chief Commercial Officer

Miriam Paramore, President

C O N F E R E N C E C A L L P A R T I C I P A N T S

Ryan Daniels, William Blair & Company

Andrew D’Silva, B. Riley FBR, Inc.

Eric Martinuzzi, Lake Street Capital Markets

Richard Baldry, Roth Capital Partners

Josh Goldberg, G2 Investment Partners Management

Harvey Poppel, Poptech

Ronald Chez, Private Investor

P R E S E N T A T I O N

Operator

Good afternoon, everyone, and thank you for joining us today to discuss OptimizeRx Corporation’s fourth quarter and year ended December 31, 2019.

With us today are the Company’s Chief Executive Officer, William Febbo; the President, Miriam Paramore; the Chief Financial Officer, Doug Baker; and Chief Commercial Officer, Stephen Silvestro.

Following the remarks today, we’ll open the call to questions. Then before we conclude today’s call, I’ll provide some important cautions regarding the forward-looking statements made by Management during the call.

I’d like to remind everyone that today’s call is being recorded and will be made available for telephone replay via instructions in today’s press release in the Investors section of the Company’s website.

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Now, I’d like to turn the call over to OptimizeRx CEO, William Febbo. Please go ahead.

William Febbo

Good afternoon everyone. Thanks for joining us on the call today.

Today, we’re going to tell you who we are, why we are a premium growth company, and give you some context to back that up.

Over the course of 2019, OptimizeRx continued to evolve into a leading digital health platform enabling affordability and adherence to all the key players in healthcare: the patients, providers, pharmaceutical manufacturers, hospitals, and now payers.

We have become important to our clients in digital communication with physicians and patients, helping deliver relevant information at the point of care when clinical decisions are being made. We’ve built meaningful physician reach over the years with some measure of exclusivity by integrating our platform into a leading EHR and E-Prescribe systems. We were early and we invested in our partners and believe this has created a meaningful barrier to entry for others looking to enter this space.

We’ve also become deeply entrenched with our client base. We work with the top 20 pharmaceutical companies and more than 60 other clients, all of which have multiple siloed businesses in need of our services.

Given the trust our clients have in us, we are starting to shift to a more recurring revenue model via enterprise engagements and true SaaS contracts. We also sit squarely in one of the fastest growing segments in the health technology; the point-of-care communications, where there’s a tremendous client demand for greater connectivity, which is effective, transparent, and measurable.

Lastly, our addressable market is much larger today than a year ago with this expansion, driven by our ability to land and expand with each client. This, also coupled with our new patient engagement services, we now have a multibillion-dollar addressable market.

As you saw from our press release issued earlier today, we returned to growth in the quarter following the setback we experienced in Q3 with two major clients undergoing a merger. While we still generated double-digit growth for the quarter and year, it was below our original expectations. We believe we are now past this type of disruption, given the much greater diversification of our client base and revenue streams due to our innovative products and key acquisitions.

We also continue to expect some of the estimated $3 million in lost revenue coming into 2020, layering on top of an already strong growth trajectory.

My excitement for 2020 is also based on having better visibility and confidence in a few important areas. We are laser focused on becoming the preferred digital health partner with our clients by focusing on the hundreds of millions of dollars in short-term revenue opportunities with our existing solution set. We will do this by closing enterprise deals and expanding tactically into the whitespace around our current clients. Steve will get into this in a little bit.

We continue to be a meaningful source of innovation and revenue with our partners, helping them develop additional solutions for our collective stakeholders. We are getting great things from our newly founded Innovation Lab, as well as some key partnerships to expand our reach within point-of-care. Miriam will get into that a little bit more, later.

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We now live in the digital age, so we strive to be the best digital class platform of everyone we work with. Today, we have scalable and secure technology that support and protect our growth so when the doctor and the patient are working together to solve health issues, we can be there both at an appropriate time and place to help that discussion.

We expect a key benefit of this focus to yield a more predictable recurring revenue stream, deeper relationships with our clients, and ultimately, the ability to innovate with our partners in a way to keep us ahead of changes and opportunities in the market. Our platform has been designed to address the emerging trends in our industry and particularly, to further close the communication gap between pharma, payers, physicians, and patients.

Closing this gap has become increasingly important, especially with the way we knew specialty medications coming onto the market, as well as the increasing value being placed on the patient as the consumer in health, wanting transparency, choice, and tools to manage their health. Along with this comes better outcomes for patients, lower cost for payers, and for pharma a more engaged field of doctors and patients.

For OptimizeRx, our integrated platform approach allows us to address the needs of a much larger group of potential enterprise clients and expand within existing clients. This has become evident in the growth of our average deal size, which has increased from around $130,000 in 2018 to more than $300,000 coming into 2020. These deals increasingly include recurring SaaS revenue streams and stickier enterprise engagements.

For now, I’d like to hand the call over to Doug to provide the financial details of the quarter and year. Steve will then give us a view into our pipeline and the client segments, followed by Miriam, who will update us on our product innovation and technology products. Afterward, I’ll return to wrap up and then we’ll open it up to your questions.

Douglas Baker

Thanks, Will and good afternoon everyone.

Earlier today, we issued a press release with the results of our fourth quarter and full year ended December 31, 2019. That is available for viewing and may be downloaded from the Investor Relations section of our website. We plan to file our 10-K with our complete financial results by mid-March.

For the fourth quarter of 2019, our total revenue increased 12% to $7.4 million. Revenue for the full year increased 16% to $24.6 million. Gross margin for the year was 62.8%, which was up from 57.6% in 2018.

We incurred (inaudible) residual favorable shift in product mix, including the full year effect of the CareSpeak acquisition, which occurred in the fourth quarter of 2018, as well as from the RMDY acquisition, completed in the fourth quarter of 2019. We expect to continue to maintain gross margins of at least 62% on a quarterly basis in 2020.

Our operating expenses totaled $19.1 million for 2019, up from $12 million in the previous year. This increase was due to additional expenses related to our growth initiatives, including our acquisition of RMDY Health in October and the full year of CareSpeak, as well as new hires within the last year to help drive growth in 2020.

For the year, our bottom line in 2019 on a GAAP basis was a net loss of $3.1 million or $0.23 per share. This compares to a net income of $225,000 or $0.02 per share in 2018. While we expect to remain cash flow positive and return to GAAP profitability as our revenue grows, one-time expenses related to investments in growth initiatives or non-cash charges could result in a GAAP loss in any given quarter.

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Starting in the fourth quarter of 2019, we began recording two non-GAAP financial metrics: non-GAAP net income or loss and a non-GAAP earnings per share or EPS. We believe that these measures can be helpful assessing the Company’s financial performance.

In the fourth quarter of 2019, our non-GAAP net loss was $0.03 per share. This compares to a non-GAAP net income of $0.11 per diluted share in the same year ago quarter. For the full year, our non-GAAP net [income]* was [$0.07]* per share, compared to net income of $0.31 per diluted share in the same year ago period.

For additional information about our use of these non-GAAP measures and their reconciliation to GAAP, please see the related section of today’s press release.

Turning to our balance sheet, cash and cash equivalents totaled $18.9 million at December 31. This compares with $29.8 million at the end of September. The decrease is primarily related to our acquisition of RMDY Health during the quarter.

We have continued to operate debt free. We expect our net income or loss adjusted for non-cash expenses to be in the vicinity of breakeven or higher on a quarterly basis for the foreseeable future. We do not anticipate needing to raise additional capital in the short or long term for operating purposes or to fund growth plans. We also have a very clean and simple capital structure, void of any warrants or any other structured elements.

We remain focused on building our revenue channel and partner network, as well as expanding our product portfolio. However, as a company in a market that’s active with M&A activity, we may have opportunities, such as for acquisitions or strategic partnerships that may require additional capital. We will assess these opportunities as they arise and always with a view of maximizing shareholder value.

This wraps up the discussion of our financial results.

Now, I’d like to turn the call over to Steve.

Stephen Silvestro

Thanks, Doug. Good afternoon, all.

Looking first at the numbers, we were happy to see growth returning in Q4, driven largely by some of our newer messaging solutions and patient engagement revenues. As discussed earlier, we had a $3 million push from 2019 into 2020, which limited our topline growth.

With this client merger and concentration issue behind us, and with a strong pipeline coming into the year, we feel great about our outlook for 2020. Our aggregate pipeline, which is comprised of outstanding RFPs we’ve submitted at the end of 2019 and coming into 2020 shows sustained expansion as we entered the first quarter of the year.

As we’ve shared in the past, we have historically achieved a 35% to 50% full year close rate on these RFPs and we are feeling good about where we sit halfway through Q1. In addition to the continued pipeline growth, we’ve already closed two multimillion-dollar enterprise deals and have several more in contract negotiations.

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Regarding the enterprise deals, I believe we will be at the top end of our conversion rate if not above, and we’ll have more to share in the coming months. This is a significant step forward for our business as it transforms our engagement model from being a tactical option with nice to have products for brands to a strategic thought partner with a must-have solution.

This transformation also creates a healthy base of recurring revenue for the business at a time when our competition continues to struggle with repeat business and product commoditization. These enterprise deals further represent the Company’s ability to innovate and bring new solutions to market that add value to our unique platform approach, which Miriam will discuss later during our call.

Our commercial organization continues to come together nicely such that we’re able to address the increasing demand with our core customers within the pharma industry and service our new client segments at payers, medtech, and medical associations. We have made sizable investments in our team this year and now have 10 full-time sales people with quotas ranging from $3 million to $10 million, as well as several front line generals who are also driving sales.

We believe in our team and have seen several with the ability to exceed their full-year 2020 goals. Our focus continues to be delivering solutions at the point of care to empower healthcare providers with the tools necessary to care for patients and ensure the best possible outcomes.

According to market research company, Circle Squared, EHR-based solutions are best positioned to capitalize on provider energy given their connection to HCP workflow. In this regard, OptimizeRx is well positioned with its unique ability to reach and educate physicians at the point of care so they can have more informed conversations with their patients about treatment options.

Every patient presents a new challenge and OptimizeRx has the tools and solutions to help our pharma customers and the physicians in our network to navigate these complexities. Our integrated platform approach further allows us to address the needs of a much larger group of manufacturers. So far, we have identified 29 manufacturers who have moved around directly with our new platform solution. Many of them were existing customers who purchased one or more tactical solutions from OptimizeRx.

We previously touched on our progress of these efforts but it is worth highlighting that the benefits of this integrated solution have begun to appeal to the growth of our aggregate pipeline, as Will mentioned, including an increase of our average deal size from $130,000 in 2018 to a much more robust size of $300,000 in 2019 and coming into 2020.

To be clear, each manufacturer has anywhere between 10 and 20 (inaudible) brands in the market. Each of those brands operate as a unique business so when we say we have identified 29 manufacturers, we are then looking at multiple brands within each manufacturer where our solution set provides new value.

This equates to the hundreds of millions of dollars in whitespace Will mentioned earlier in the call. Following our recent acquisition of RMDY, we reorganized our patient engagement teams and centralized leadership. We’ve also created two sales teams focused on pharma and payout respectively. We see growth in demand for the RMDY Care management platform across a wide range of payer leads, ranging from med adherence to specific conditions in care management and across wellness and prevention.

To be clear, these are SaaS contracts, which will also help our recurring revenue priority. A couple of notable highlights. In Q4, we launched a digital high-risk pregnancy care management solutions at a payer, MDM Health. We were also thrilled to learn that our client, Better Health, was featured as one of two successful (inaudible) control programs at (Inaudible), California. These and other recent wins reaffirm our confidence in our diversification strategy.

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As we move forward, we’re seeing a broader appeal for our patient engagement solution. Based on an Android market research study published in Q4 2019, the digital transformation and healthcare market will hit $210 billion by 2025. Our SaaS solutions were designed to capitalize on such a transformation across a wide range of needs and stakeholders, and we’re investing in building our patient engagement team to be well poised to play a significant role in this historic market transformation.

Our patient engagement pipeline shows fantastic promise and we anticipate having more exciting news to share with you later this year regarding patient engagement.

I’d now like to turn the time over to Miriam.

Miriam Paramore

Thank you, Steve. Hi, everyone.

I’d like to address two areas today quickly. First, I want to share three new product innovations; and second, I’ll talk about our continued focus on technical excellence, specifically the evolution of our unified AWS cloud platform, that’s Amazon Web Services.

First, our product innovation update. The first new product or solution that we have is referred to as Hub Enrollment. Last quarter, we announced the formation of the OptimizeRx Innovation Lab, which we created to accelerate innovation between life science and the OptimizeRx EHR network.

You saw a recent press release regarding our first new offering from these efforts, the Hub Enrollment Form Solution. We completed the technical development work in January and we plan to launch with major manufacturers in Q2. This solution helps solve the problem of access to specialty drugs and enhances speed to therapy.

It does so by ensuring that electronic prescriptions that must be filled by specialty pharmacies are appropriately directed there, instead of being sent to retail pharmacies where they will be rejected. It’s an important step towards removing the complexity and friction of specialty medication for patients and providers.

The second product innovation I want to share is around oncology. I’m happy to share that we are collaborating with a number of health IT companies to illustrate how technical interoperability is possible today, and specifically how it supports the journey of an oncology patient, through multiple care settings, procedures, and medication.

As part of the interoperability showcase at the HIMSS Annual Conference in Orlando next month, where 45,000 people are expected to attend, we will demonstrate how OptimizeRx integrates with a major oncology EHR. We will show our real-time integration that delivers clinically relevant messages from pharma to the HCP while the patient is being treated. By clearly demonstrating value to the oncology sector, we hope to further grow our oncology provider reach.

The third innovation is around artificial intelligence. Our RMDY patient engagement and care management solutions is staying ahead of the curve by releasing AI powered chatbot features this quarter. Our customers have asked for a more efficient, tech-savvy way for health coaches and patients to communicate within the app. We’re excited to announce this new proactive chatbot feature, which is powered by artificial intelligence, or AI.

RMDY looks at the patient data and usage patterns and proactively prompts the patient to take action that will improve their health. By using the chatbot, patients have a quick and easy user experience, and at the same time the health coaches working the call center are accessed live when only the phone call is helpful.

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Now, I’ll turn to my second topic, which is technical excellence at OptimizeRx. We have a world-class technical team. Our unified platform of solutions runs on the Amazon Web Services or AWS cloud. We are HIPAA, high-trust, GDPR, NCCPA compliant. And if you’re not familiar with this alphabet soup, it means that we take privacy and security very seriously, while we innovate and evolve our solutions in the cloud.

At the same time that we grow our solution set and create new products, we are continually improving the excellence of our technology infrastructure. This month, we successfully completed the conversion of the CareSpeak product line to the OptimizeRx AWS cloud. This effort has rather significant cost savings and better and faster performance across all metrics.

We have already started the migration of the RMDY product line to our unified AWS cloud and expect similar performance results. By continuing to listen to our customers, focus on product innovation, and ensure technical excellence, we will drive new revenues and stay ahead of our competition.

Now, I’d like to turn the call back over to Will.

William Febbo

Thanks, Miriam. Thanks Doug and Steve.

I had to stand up to listen to that. It was a lot of really positive energy. The team did a lot of work in ‘19 to set us up for what I think will be a very strong growth run over the next few years.

As we look ahead though, it’s clear that we’re addressing a large market with a significant opportunity. And as you heard from Steve and Miriam, our digital platform addresses all the pain points of those involved. Like we said, the patient, the provider, payers, pharma and that there’s a potential to use AI to drive revenue for any of those markets communications. That is just very cool, and very relevant, and very monetizable.

With our current solution set, we’re not only better able to address our existing doctor messaging market but now also have markets for patient engagement, digital therapeutics, and care management, all of which we will work towards through the year, but ultimately to expand our addressable market. We have a lot of room for growth this year and we continue to attract and retain the most capable team to do it.

I do want to mention that while we are all very concerned about the coronavirus and its impact on people’s lives and businesses, we want to assure everyone that we do not see any disruption from this in terms of the supply of our clients’ products to the market as nearly all our manufacturers are in the U.S.

However, like all companies, we’re very aware of how this will be disruptive to people’s lives and we’re paying attention and hoping containment is forthcoming.

In summary, we continue to enjoy tremendous market opportunity with increased addressable and accessible market. We’re also seeing better client penetration. Aside from the increase in our ASP per client, we expect our enterprise engagements to build greater reliance and trust. We’re perfectly positioned between all the stakeholders of pharma, physicians, patients, and now, payers, to be highly relevant.

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Our platform also now supports multiple revenue streams, while delivering greater affordability, adherence, and care management. We remain focused on driving revenue growth from our core solutions, expanding our network, and keeping solid M&A and partnership opportunities as long as they drive revenue. We expect the results from these efforts to support the continued adoption of our health platform across our entire client base in 2020, with this resulting in another year of tremendous growth and market expansion.

I have to say, seeing now what is happening with our expanded commercial team and the solutions we announced last year and most recently with our Hub Enrollment, I’m very excited about our business and the value we can create throughout this year and beyond.

Now, with that, let’s open it up to questions.

Operator

Thank you. If you would like to ask a question please signal by pressing star, and the number one on your telephone keypad. If you are using a speaker phone please make sure your mute function is turned off to allow your signal to reach our equipment. Again press star, one to ask a question.

First we will go to Ryan Daniels from William Blair. Your line is open.

Ryan Daniels

Will, just in regards to that yearly 50% sequential uptick in sales, how much of that would you attribute to just strength in the core business and new client offerings versus some catch up of the lost revenue in the third quarter that maybe came back in Q4?

William Febbo

As we said back then, we knew that the lost revenue would really be more into 2020. I would say it was some on some of our newer solutions had a nice uptick in Q4 and patient engagement as well.

Ryan Daniels

When you talk about tremendous growth in 2020, I don’t know if you want to put any framework around that or talk a little bit more about quarterly cadence, what we might see kind of sequentially throughout the year. Will that be variable through the year, kind of equal through the year? And maybe what kind of growth do you mean by tremendous growth, just to give us a little bit of a proxy there for our models.

William Febbo

Obviously, at this stage, we’re not giving guidance and we have—there is a cadence to our year though in terms of the way the clients spend and we’re not fully up to speed on the recurring revenue path that we’re heading there. So it will be smoother. Generally, Q1 starts pretty well and Q2 does better. Q3 has some incremental growth and then Q4 is generally the biggest quarter.

I think this year, we’ll see a little bit better start, mainly because of the second half and it coming back into 2020. I don’t want to give percentages, but I think when I look at the consensus out there, I feel like our job is to beat that and I feel like we can.

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Ryan Daniels

One strategic one and I’ll hop off. Just taking into the EHR side with the Innovation Lab, can you go a little bit more into detail why that’s important? Why you can become a thought leader with your partners that will enable you to get further in a workflow and kind of further establish a competitive position with them going forward.

William Febbo

I’ll start and then Miriam, maybe you can kick in as well. If you think about EHRs, a day in the life of those companies is really servicing hospital systems or physicians and keeping up to date on all the regulations. And it’s a pretty intense situation. So they don’t have a lot of time to think about these other strategic revenue opportunities that are actually effective for doctors and patients.

The Innovation Lab was tremendous because we can take places that have been successful with other partners and share them and show how we can enable Hub Enrollment for a partner who may not be thinking about it right now. As a matter of fact, they’re not even sure how we would do it, but yet we have that technology into the integration.

So ultimately, it allows us to have business relationships where we’re helping them drive their businesses. And hats off to Miriam. I thought it was a great idea and it’s off to a strong start. Miriam, do you want to add something to that?

Miriam Paramore

Thank you. Ryan, that’s a really good question. It allows us to give a fast acceleration sandbox to things that pharma is ready for that EHRs may not yet be enabled for. We announced that New Cross is our first participant in the Innovation Lab and other EHRs are coming on this year, because they are looking for growth. It’s a flat market. It’s a replacement market in the EHR world and that’s sort of a baseline set of solutions. They need clinical decision support or other patient affordability, patient adherence solutions. And then they’re trying to build outpatient engagement and patient attraction solutions for their existing customer base so that they have layered on revenue.

This Innovation Lab gives us a defined space with which to say we believe there’s a revenue opportunity, a new service line available as to a proof of concept and then proof of value in the market quickly with defined pharma brands where we already had the MSAs in place. And we say we’re going to partner on this and get this solution out quickly. And then once we’ve done that, then we can scale it across other EHR partners. The lab environment gives us a chance to do new product line A with a certain lab partner, Innovation partner, and new product line B is another Innovation Lab partner that may have different strengths. I hope that makes sense.

Ryan Daniels

(Inaudible).

Operator

And again star, one if you would like to ask a question.

Next we’ll take Andrew D’Silva from B. Riley FBR.

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Andrew D’Silva

I just have a few really quick ones. I was glad to see that you did manage a sequential rebound off of Q3. So just to start off, as it relates to the enterprise business, can you give a little bit of color on what percent of your business is partnerships you have currently would be a reasonable portion that we should (inaudible) while transitioning to enterprise solutions by end of the year.

And then on average, just how should we think about gross margins for enterprise deals sort of being fairly similar to what margins have been historically?

William Febbo

It’s Will. So to your second question, yes, gross margins should be similar and Doug gave sort of an annual number of around 62%. We made great progress last year on that and really want to keep it. And the way that gets better is mainly if patient engagement scales faster, right, because there’s less of the cost of sales against that revenue.

In terms of breaking out percentages on percentages, I tend to want to avoid that. We gave a little bit of a view last year. We said we had $80 million in pipeline. Close rate was $35 million to $50 million. Enterprise was about $20 million of it and so—and we’re saying we’re on the top side of our conversion.

You can kind of draw the math. This is our first year going into it so it’s not going to be the dominant share of our revenue but it will be a solid piece and really sets us up for going after a lot more for ‘21.

Andrew D’Silva

That was actually useful color. And I just wanted to make sure I’m thinking about the business correctly going forward. You used to be very focused on how advanced or how (inaudible) innovation with about half the (inaudible) of Cerner and Epic. And particularly after you said you had partnerships like the one with Medicom. Should we still think about that being a driver or how do you think the Street really should think about the new legacy channel partnerships as the business continues to evolve?

William Febbo

We talked about before, most of the activity, prescription activity, the majority is in the ambulatory setting. That will always be our driver. But we’re really looking to scale this business. And if you don’t have a hospital system strategy and beginning of connectivity then you can’t really be in the space.

We made some progress last year through partnerships. We’re making more progress already this year. It’s not going to be the accelerator of growth this year but it will be a piece of what we have. It’s baked into several of the enterprise deals and also some of the tactical deals. So remember when you open up a new channel for pharma, they also want to test it, right. If it’s a new hospital system that they haven’t communicated to, where the patient is discharged and getting some information, they want to see it, they want to measure it. And we know how to do all of that and we’re in the process of it. So I wouldn’t view it as the key driver but it’s definitely a piece of the puzzle that we need to have.

Andrew D’Silva

And just last question. This is a more philosophical question in nature. Looking back at the company’s history, the business really began to break out and show strong growth call it around 2016 timeframe. Thinking back around the same time, there was a significant change in the way we were investing and it appeared to really help drive that.

And fast forward the end of ‘18 and all of ‘19, you’ve been investing heavily again. Is it fair to assume that we should see a similar breakout or inflection with the more recent investments and business evolution that we saw the last time you did this?

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William Febbo

Andy, it’s really—it’s fun to get perspective. In ‘16, we had 10 people and around $5 million in revenue but we had cash. We were lucky. Went to the Board, said let’s spend. We did and we saw ‘17 grow 45%, ‘18, we grew 75%. Yes, I really view ‘19 as another investment year. Again, we had cash. We made some acquisitions. We enhanced the team and I believe we set ourselves up for very good growth in ‘20 and ‘21. I’m not going to commit to any big percentages on the phone.

But it is absolutely set up to be a breakout year and very similar dynamic. We went to the Board. We said, look, we can have some new PS but we’re so early, and there’s so much to get. And we really need the team in place to get to it. And the Board said let’s go. We can do it. We’re very good at managing cash. I think we’ve built a lot of credibility. I get comments from investors even after Q3 but I’m sure I’ll get them now: look, your SG&A is huge. Well, we bought two companies and we’re not going to burn much cash operationally and we’re setting ourselves up to grow. A year from now if we haven’t grown then we were wrong, but I believe strongly we will be right.

Operator

And again if you would like to ask a question please press star, one.

Next we’ll go to Eric Martinuzzi from Lake Street. Your line is open.

Eric Martinuzzi

You talk about the topline growth in Q4 and the full year driven largely by the newer messaging solution, such as patient engagement. I’m wondering if the counter to that is, hey, maybe the financial messaging wasn’t where thought it would be. Maybe it was flat. Maybe it was down.

Just wondering, first of all, is that sort of upside down logic appropriate, the way to characterize the financial messaging? But secondly, is there—assuming that it’s not growing as much as it used to, is this a demand side issue? Is this a competitive landscape issue? Help me understand that.

William Febbo

I’ll start and then Steve, maybe you can kick in on the whole idea behind enterprise and how that protects all our solutions. But the customer merger concentration issue was predominantly in the financial message space, right. That one in particular took a hit. But that’s about it. All the other solutions grew quite a bit. Patient engagement is obviously still a small piece of our business, even though it’s something versus nothing last year and we don’t break all those out.

I would say that was the setback because it was dominant in that one solution and dominant in that one client. And the whole idea of moving to enterprise is to bundle these services together, not only because they work better together from a return on investment but because it’s more of a holistic offering to the client set. And Steve, maybe you want to enhance that a little bit.

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Stephen Silvestro

Thanks, Will. Eric, I think what we’ve seen is while the financial messaging has several players that are competing against us, when we bring the solution set together as a whole, we don’t truly have a direct competitor that is capable of bringing all of that value to the clients that align directly with the patient journey in the same way that we would.

That’s a unique portion of our value proposition. The other thing is Will made mention to is what we’ve discovered as we’ve dropped the solution set together, when we’ve looked at the mathematical models of sort of the interdependency between the solution sets, there’s exponential return from connecting all of those pieces.

Going back to Miriam’s comments around why the Innovation Lab is important. As you start to connect different pieces of the puzzle and the patient journey together, the interdependency between those puzzle pieces creates an exponentially positive impact on the ROI and the factor of the outcomes for the patient. So hopefully that answers the question. And strategically, that’s why we went that way. It just so happens that the ROI is also really aligned with what our initial vision was.

We weren’t sure that was going to be the case (inaudible) started pushing that way. We’ve been (inaudible).

Eric Martinuzzi

And then you talked a little bit about, and this question is for you, Steve, the pushing on the whitespace revenue opportunities. Can you explain that? And then secondly, do you have the sales force that you need to execute that push?

Stephen Silvestro

It’s fairly simple. If you think about it, if our revenue opportunity in terms of the checkerboard. We literally grid map all of our customers, our clients across one axis and across the other axis is really all of the individual solutions that make up our solution set.

Because we’ve largely been a tactical-based business over the years, we’ve got a lot of whitespace, meaning a lot of clients who are buying one or maybe two tactical solutions from the business. But now, with a complete solution set, there is a significant opportunity to go and fill in all of those whitespaces or upsell those clients that are already happy existing in the (inaudible) clients.

So they’ve already said to the OptimizeRx vision. They’ve been happy with the solution. They’ve renewed what they’ve been doing and now there’s an opportunity to introduce them to Atom Solutions and that provides a robust opportunity, I believe, for our team coming into the year.

Eric Martinuzzi

Okay, and then the sales force to pursue?

Stephen Silvestro

Salesforce to pursue it. You heard Will say, we’ve got 10 full-time sellers quoted between $3 million and $5 million. I believe we have got the right sales team.

I’ll also just echo, the folks that we put on the team are tremendously talented. They have got deep, deep knowledge of healthcare, deep knowledge of the space, wonderful contact base, and have just been proven sellers and have delivered great value. I have every positive confidence in this group that we’ve assembled at this point.

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Operator

And again that’s star, one to ask a question.

Next, we’ll go to Richard Baldry from Roth Capital. Your line is open.

Richard Baldry

Thanks. Was any of the 4Q strength in revenue non-repeatable sort of fourth quarter budget flushing to give us a feel for how tough the sequential comparison is for Q1?

William Febbo

There was a little bit. It wasn’t that much. I think we’ll have—what we did is we looked at where we were, what we had. We really focused the client on, at least the ones with enterprise deals, had them focus on 2020 and really getting the most for their dollars. But no, there wasn’t as big a pop there. There wasn’t anything systemically wrong. Just didn’t see as much. I think I answered your questions.

Richard Baldry

And how do you view an enterprise deal as ramping, if we’re to think about when you’re trying a pharmacy, a year-long deal, they start off sometimes a little slow in Q1, then they kind of run steady for a year. Will this be different because they’ll be layering on different products and different brands, etc., throughout the year period? Or is there a big bang because they can turn things on relatively rapidly? Or will it be a spectrum depending on each client?

William Febbo

It’s pretty unique and I’m going to speak (inaudible) for sure. But there are some that are very simple and just get turned on after a kickoff, and there are others that take a little bit of coordination of content based on the type of message and how it’s being delivered, particularly on the patient engagement side. That takes a little bit more time to get to the user in terms of messaging within (inaudible) much faster. I don’t know, Steve, do you want to add any more to that?

Stephen Silvestro

Thanks for the question, Rich, and I think your question is around how quickly you’ll see the impact of these deals (inaudible). So part of it anyway. What the model does is it transfers our revenue recognition model away from a transaction-based model over to more of a subscription-based model, which is what a SaaS platform will look like.

If you envision revenue in terms of a SaaS (inaudible) revenue model as opposed to maybe a transactional-based model where distributions or impressions are driving revenue recognition. That probably (inaudible) to answer your question. But as Will said, each of these enterprise deals will operate off of a joint application design session where we’ll have a proper session with our customer to make sure that it’s scaled correctly. We’ll get a business requirement document as we have in a normal SaaS business process and then the launch will take place from there.

On the patient engagement side, there are a few more boxes to check because of the nature of engaging directly with the patient, as opposed to (inaudible) the HR system. But I think it would be a net positive impact on revenue.

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Richard Baldry

And in terms of scalability given you’ve stepped up in calendar ending about almost 2x, I would say, in the last 6 months with some acquisition things put in. How much do you think that that sort of holds steady at the current levels, are absorbed, or do you think sort of throughout the year, if you keep winning the enterprise deals, you just keep building on top of that, to make sure that you don’t find yourself capacity constrained in any way. The same question either on—so the back office side and also on the quota sales side, how would you like to end 2020 versus starting in on that side? Thanks.

William Febbo

We know we have the commercial team to do what we want to do this year. On the operational side, certainly, core messaging, we have that team. When it comes to patient engagement, there’s a little bit more people needed and we’ve got a view on that, especially if it’s connected to enterprise. We feel like we’ve got the base we need and are really going to focus on leveraging. It’s really very similar, like Andy had asked, it’s very similar to ‘16 to ‘17. Went from 10 to 22 people and made a lot of critical investments, and that all paid off. We expect that to happen again here in 2020.

Operator

And next, we’ll go to Josh Goldberg from G2.

Josh Goldberg

I had a few questions, a couple for Will and then one for Steve if that’s okay. Will, I guess first, obviously RMDY Health acquisition that you guys made at the end of last year, any sense of how much it was either accretive or dilutive on the year? What kind of revenues do you expect to be next year? I know you’re not going to break out the results but what’s been your initial kind of sense of how it’s integrated with your business?

William Febbo

It’s interesting, we came in after we had diversified our solution set. But when we started, we were basically a product, not a company. We had financial messaging, which is the co-pay and the workflow. And we invested down, brought in new things, and we had to break out of that. When pharma sees you’re good at one thing, they tend to want you to stay there. And knowing we needed to diversify and have a full solution set, we got into some brand messaging, and clinical messaging, and then patient engagement and CareSpeak.

And what we saw was RMDY. RMDY was a tech company with some early commercialization that had really best in class tech. It enabled us to complete that solution set. I almost view it as a startup within the Company. Now, we’re a company and we’re all in so we can’t necessarily treat it that way. What we’ve done is the day we closed, it was fully integrated. We’ve aligned leadership on it, both commercial, and operational, and technical. And so while yes, the cost went up to good people, we do think it’s going to monetize itself pretty quickly.

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Josh Goldberg

You did say it was going to be $3 million in your earlier press release.

William Febbo

Last year? They were a little short of $3 million. Some of that was missed and some of that was changing from Israeli-based gas to U.S.-based gas.

Josh Goldberg

Do you expect it will continue to grow at a similar pace to what you guys are doing in ‘20?

William Febbo

Yes, I expect them to grow nicely. When I look at how we did with CareSpeak, we were able to sort of double that business inside the first year. I think we should be able to do close to that. We are building out a commercial team for them. They really have basically one person and so when you go from one to five, it takes some time.

But what’s actually even more valuable actually then that particular number is the ability to go to clients with a complete solution set. I actually think we’re going to uncover more revenue on the pharma side than we anticipated. But again, we closed that in November and you know these things take time.

Josh Goldberg

I have another one for Will. I’m just going to go to Steve now. Steve, you guys announced on November 5 that your pipeline was $70 million. You then had a press release in December 5 that your pipeline went to $79 million. On November 5, you said there were five enterprise deals that were in the early stage. On December 5, you said they’re signed to move to the contract.

Can you talk a little bit about what you’re seeing in terms of pipeline today and how many of those five enterprise deals have been signed for 2020?

Stephen Silvestro

You heard me say in this call, we’ve now signed two multimillion-dollar deals. Those were 2020 deals. We have several others that are in contract and probably not going to get into how many we have in contract because it’s a fair amount.

At this point, as I think we’ve been pretty public about, those deals will make up a decent portion of our revenue mix for 2020. We’ve seen the progress against the initiative be overwhelmingly well received by our client base. I think what it does is it provides cost synergy opportunities for them in areas of different investment or pockets of investment that they’ve been making outside of the investments they’ve been making with us. So they’re able to centralize that. It’s a great play for our pharma clients who have been (inaudible) and then also guide revenue for us. So net-net, it’s a very positive impact.

Josh Goldberg

But Steve just back to that pipeline number, is it up from December 5?

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Stephen Silvestro

Is our overall pipeline number up from December 5? I would say it is slightly up from December 5. What I can’t share is obviously what’s been closed out from Q1. I’m giving you an overall view that I would say it’s up from December 5. Understand that a portion of that will be shared when we share what our Q1 progress is obviously.

Josh Goldberg

And then just in terms of adoption product, obviously, Steve, you didn’t come here to do a $35 million or $40 million year. You came here to really make this company into a much bigger company. And I think that everyone on the call is not focused on whether you do $30 million, $33 million, or $35 million this year. But more importantly, why isn’t it growing faster? Why are you 15%, 16% growth in an acquisition with so much demand coming from this area? Why would they push out?

And at least from me, I have not gotten comfortable yet that you have visibility on why the push-outs happened, because it doesn’t seem like ‘20 is going to be this bounce back year in any dramatic way, especially when you think about the $4 million of miss in the back half of the year. You were supposed to do $7.5 million to $9 million, you did $5 million to $7.5 million. That’s $4 million that got pushed into this year. You had RMDY.

It doesn’t feel like the business is really turning on and I just want to hear from either one or both of you just give us some comfort that when we made this investment, everyone on the call, we know that this is a massive opportunity in front of you. And with you guys being such a key player, market share leader, I know there’s some pricing pressure but the ability for you guys to continue to (inaudible). You’re a small company. You should be able to be positioned to grow at sizable growth rates over the next few years. I just want to hear from both of you where (inaudible).

William Febbo

Josh, I’ll start (inaudible). So Josh, part of what you said just was a disconnect from what we’ve just said. But I get what you’re trying to say is why aren’t we just ripping this 50%, 75% because it’s such a big opportunity, and we’re so great, and we’ve got all this access. Pharma is—I wish they moved faster with all-in type attitudes, especially given the return on investment numbers. That is a frustration we share but frankly, everyone in this space does who sells to pharma.

What I think you’re hearing on this call is a lot of confidence that we can return to growth. We have the network to access. We now have a more meaningful dialogue with the client in terms of just bigger engagements, more dollars and so the checks will become stickier. And we’ve got the full solution set.

We’re actually not thinking of OptimizeRx, versus RMDY, versus CareSpeak. We’re thinking of the patient journey, getting enterprise deals with pharma, expanding the client set to include payers and life science companies, and feel like we’ve got the key for that. We’ve got the capital we need to build it and we will get back to growth. That’s sort of expected there with size that we are.

I know on these calls, you tend to read a lot of stuff and you could miss it, but I think if you’ll look back at what we’ve said in Q3 and what we’re saying now, you’ll see a pattern and it’s up to us to show the credibility for really good growth in Q1 to start the year.

Steve, I don’t know, did I miss anything?

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Stephen Silvestro

Yes, Josh, I’ll just comment on it as well. I mean, within pharma, and I’ve been at this a very long time, typically you don’t have major consolidations between two businesses inside of one year. And this year, there’s sort of a unique crossing of the wires in terms of massive consolidation with two large clients who happen to have franchises live with the business.

I think it was something that we probably could have planned for a little bit better. We have taken steps to plan for those types of issues in the future so that they won’t happen again. But consolidation is an unpredictable piece. We just have to drive forward. As Will says, now, our best leading indicator of our revenue growth is what we’re seeing in contracts and bookings. We feel very strong about that. We’ve been very open about that but that’s the best probably unofficial guidance we can provide on the call.

Operator

And next, we’ll go to Harvey Poppel from Poptech. Your line is open.

Harvey Poppel

Just going to cover a couple of things. The pipeline, I would just suggest going forward now that you introduced that thought, that it be part of the quarterly reports as an indicator of where the company is at in the future.

You did say in the last time you updated your pipeline that your historical close rate was 35% to 50%. Is there any reason to modify that at this point?

William Febbo

No, and Harvey, it’s hard to introduce numbers because we’re so limited in what we can really talk about with our client base. But what we said in Q3 was the pipeline number is really relevant in Q4. If we’re doing our job, the pipeline revenue is going down precipitously, right, because that means it’s closing and we’re recognizing it as revenue.

If we just do the walk down each quarter, you could triangulate revenue forward. And so what we really wanted to show last year was it was 3x what it was the year before. I think that’s a great indicator of the investment and that now, it’s about closing it. In January, we talked a little bit about one enterprise deal as we closed and others. We can announce those. It’s hard to take them in too much context because we just say multimillion. We don’t know which client and which solutions. But it does show progress for you. I think ultimately, it’s going to be hard to talk to pipelines, but we’ll work towards another type of metric. I think the best one is just performance, and growth, and it speaks for itself. But I appreciate the comment.

Harvey Poppel

Let me move back to good old financial messaging. In the old days, you had a revenue share on that that was up around 50% as I recall, all in. Is that number still about where it is on the financial message (inaudible)?

William Febbo

No, it’s come down off that. It really depends on the partner and we don’t like to talk too much about it, but I think part of the gross margin improvement we’ve seen is just better rev share agreements. We had some legacy agreements that were really not the best and we’ve worked through most of those. And we’ve seen great improvement in gross margin.

Harvey Poppel

And the improvement in gross margin overall, 5 points or so year-over-year, is that due to the change in financial messaging, or is it due to the reduction of financial messaging, which had a higher revenue share than the other products?

William Febbo

There’s probably a little bit in that concentration issue we talked about earlier but keep in mind, these agreements that were being redone were redone for all the revenue share solutions. So whether it’s a brand or a clinical message. So it’s not just that. It would be just a better agreement and some offset of expenses, and then obviously and then patient engagement in the mix for ‘19.

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Harvey Poppel

Final comment and more of an observation is that I think you sense an unease from a lot of these questions because of the lack of any kind of numeric guidance. Last year, Fiscal ‘18, the company grew, as I recall, by more than 70% from the year before. This past year, 16%. And it’s difficult for any of us to really gauge the new normal or what. Is it somewhere between? That’s a huge difference. You’re not talking about just 5 or 10 points of growth difference. Can you give us any sense of what we can be looking at?

William Febbo

I think the best thing to do from the investor side, you know, it’s pretty rare to have four banks, like we do, at our size, with the credibility that they have. And we’ve got a very good relationship with the banks, and the analysts, and the Street. And so I feel comfortable with consensus, and my philosophy is consensus is what we need to be as a management team. And so if you’re looking for a number, I would look to consensus.

Operator

And next, we’ll go to Ron Chez, who is a Private Investor. Your line is open.

Ronald Chez

To that last question, what percentage growth is there in consensus?

William Febbo

It’s about between 30% and 35% I believe. Doug?

Ronald Chez

Topline?

William Febbo

Yes. Correct.

Ronald Chez

And that’s a number that is in the under promised, over performed mode?

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William Febbo

Absolutely.

Ronald Chez

There was some difficulty with transmissions so you may have touched on some of this. You touched on backlog though again not being as meaningful a number now as looking to current sales, right?

William Febbo

That’s right, yes, because your pipeline should just keep going down as you’re closing the business. And if we gave those specific numbers, you could back into revenue. So that’s correct, but I think what we’ve tried to do today is say ‘19 investment year; ‘20, we’ll set up the scale more and get back to that topline growth that the market wants and expects. And as a team, we think we’ve got the people we need, the tech we need, and the capital we have in hand. And so very focused on leveraging our opportunity, our expertise, and everyone’s faith in us.

Ronald Chez

Somebody said something about 50% to 75% growth, which of course you would like or maybe that’s not good enough. But is 50% on the low end of that in terms of probability, expectation?

William Febbo

No, we didn’t say—there were lots of percentages thrown around. The percentages we said were of our annual closed rate range of 35% to 50% we felt was going to be towards the topside of that range against the…

Ronald Chez

That’s a different question. Somebody was saying growth. As I said, how come you’re not back to—or how come you can’t get to 50% to 75%? You said relies on consensus for growth and that’s plus 30, and that’s under-promised, over-performed. Does that mean that it’s without being specific to Harvey’s point, is that attainable, getting back to those kinds of growth rates?

William Febbo

There’s certainly enough whitespace that we’ve talked about. We’ve got the relationships in place and the team to execute. So let’s hope there is, but you know me, I won’t overpromise and I don’t want to under deliver. But it’s there for the taking and I think we’ve got the right solution set, as we talked about. We hit all the stakeholders, right, patients, doctors, providers, pharma, and payers. We’ve got the team. We’ve got the tech. You’ve got perspective, Ron. You’ve been in with us for a long time. Some of the new people didn’t see the very heavy investment we made in ‘16 to build ‘17 to ‘18. Well, we did that again in ‘19. And so we didn’t want the dip. We understand why it dipped and as you said, you can always be better. So we’re learning from that but we think we’ve got a really nice forward-looking path to 2020 and ‘21.

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Ronald Chez

One more question for context as to the way you see the business on February 27. You obviously have a plan for ‘20 and one would assume that as a modest degree or maybe more expectation with regard to growth, are you exceeding your own estimates? Are you beating the heck out of the plan?

William Febbo

Well, this is pretty early in the year but I think the excitement we’re trying to convey here is, one, we do set pretty aggressive goals internally, and my view is I do think we can beat them. Anecdotally, we had a commercial meeting, annual kickoff meeting, and it was really impressive to see the different teams coming together, focused on different segments, sharing accounts, really working towards it. But a solid book of business, a lot of collaboration. It’s a new wave and then behind that, we’ve built an unbelievably strong execution team, account management team, and tech, and obviously, finance and HR to keep everyone in line.

So yes, Ron, I think we’re pretty aggressive on ourselves and I think last year, those kind of years are a test for a management team. Do you lean in or do you give up and we are not the give up kind of people. And so I think we’re pretty excited to show that we can bring growth.

Ronald Chez

On February 27, you’re better than just a little bit satisfied with how you’re starting the year?

William Febbo

I am, yes.

Ronald Chez

And shouldn’t margin, as you do more enterprise deals, less financial messaging as a percentage of revenue, shouldn’t margins be going higher as a result of cloud-based delivery, subscription delivery?

William Febbo

I think we’ll see some efficiencies below gross margin on the cloud. Certainly, a lot less expensive to scale. I mean, the numbers are incredible, but in terms of gross margin enterprise, the only way that alters itself beyond what we’ve said, around 62%, would be if patient engagement was the dominant piece. And yes, that’s still a growing piece of our business. So we don’t expect that to have a big material impact beyond what we’re saying, which is around 62% gross margin this year.

Ronald Chez

But shouldn’t have enterprise deals have a bigger margin?

William Febbo

No, no. They’re still executed through our partnerships. So those are actually (inaudible). And it’s just a longer-term commitment with a full suite of services. It’s a higher revenue number for sure and a better relationship with the client. But not necessarily a dramatically different gross margin profile.

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Ronald Chez

You talked about average deal size. If you can spend just a couple short questions. You talked about how it grew from ‘18 to ‘19, $300,000 or something like that in ‘19. Do you have an expectation for average deal size now, 2020?

William Febbo

Not yet. I think for when we talk to Q1 results, we’ll be able to talk to that a little bit more.

Ronald Chez

Do you expect better?

William Febbo

Yes, I would think. Yes, if we do everything we think and we include enterprise deals as an ASP, then yes, I would expect it to be better.

Ronald Chez

And with regard to the acquisitions, quickly, on a scale of one to 10, 10 being the best, would you tell us how satisfied you are with those acquisitions as they relate to the topline and to the bottom line?

William Febbo

I’d break it into two camps. I think strategically, I’d give us a 10 because it’s really put us in a place with potential for much more revenue, much higher valuation and more complete solutions for our clients. Operationally, I would probably give it a seven to eight on the revenue. I think parts of it are great. Parts of it are medium and parts of it just aren’t what we thought.

And I’m not terribly surprised by that because they were more tech companies than commercial companies and we’re turning them into commercial. But as Steve said, very excited about the team there. Horsepower is high and all really, really good people committed to growing that segment of our business.

Ronald Chez

So those two acquisitions you would not want to get out of today if you could?

William Febbo

No. I wouldn’t have done them and we didn’t have to. We weren’t forced. It was a clear strategic path that actually we worked quite a ways before we did anything to think through. So yes, no, I would not.

Ronald Chez

One more question not related to right now, but when you’re modeling or thinking about the future, what kind of aspirational goal, if that’s the right way to say it, do you have for a pre-tax operating margin. Let’s say you’re doing $50 million or $60 million. Everybody would like to see that quickly. What kind of pre-tax operating income would that produce, percentage?

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William Febbo

It’s like a 20% to 25%. Depending on the mix, as high as 30%. But that’s the range. That is the place, around $50 million in revenue when you should really start being very profitable in this segment. And what’s what we’re aiming towards.

Ronald Chez

I remember asking that before and you were some place you talked about $50 million some place in the 25% to 30% operating income margins. So that’s still reasonably aspirational?

William Febbo

Yes, the last time we talked aspirational, it was $30 million, not $50 million and it was really just financial messaging. I think if you broke certain segments out, they would already be there. But because we’re building a company with a meaningful solution set, you’re seeing more breakeven on the bottom until we get to a certain point.

So yes, I think 20% to 30% is a safe range. We do really well at 30%. If we’re in the middle, it’s 25% and 20% would be kind of price to be in the game at that size.

Ronald Chez

So I’m done with questions as I’m sure you’re happy. Are you going to get us out of the penalty box?

William Febbo

That’s right. Yes, I hope so and we are very focused on delivering.

Operator

And at this time, this concludes our question-and-answer session. I’d now like to turn the call back over to Mr. Febbo. Please go ahead, sir.

William Febbo

Thanks, everyone. Well, record long call. Lots of questions. I view that as good. Dialogue is always good and I appreciate everyone paying attention and staying in there. I think if you could just take one thing away from this discussion, we hope you understand we’ve got great potential, strong growth, ability to generate a lot of value for our shareholders.

Beyond the numbers, we think we created a really valuable company, a great, unique corporate culture, and really dedicated to do something valuable. And I look forward to seeing our investors at the upcoming conferences in March, April, and May. But as always, feel free to call, reach out directly with any questions or concerns.

Now, with that, let’s wrap up the call. Thanks, Kristy.

Operator

Thank you. Ladies and gentlemen, before we conclude today’s call, I would like to provide the Company’s Safe Harbor statement that includes important cautions regarding forward-looking statements made during today’s call. Statements made by Management during today’s call may contain forward-looking statements within the definition of Section 27A in the Securities Act of 1933 as amended and Section 21E in the Securities Act of 1934 as amended.

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These forward-looking statements should not be used to make investment decisions. The words anticipate, estimate, expect, possible and seeking and similar expressions identify forward-looking statements, and they speak only to the date that statements were made. Such forward-looking statements in this presentation include statements regarding estimation of total addressable market size, market penetration, revenue growth, gross margin, operating expenses, profitability, cash flow, technology, investments, growth opportunities, acquisitions, upcoming announcements and the need for raising additional capital. They also include the Management’s expectations for the rest of the year adoption of the Company’s digital health platform.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from these set forth and are contemplated by underlying forward-looking statements. Risks and uncertainties to which forward-looking statements are subject could affect business and financial results are included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. This form is available on the Company’s website and on the SEC website at sec.gov.

Before we end today’s conference, I’d like to remind everyone that this call will be available for replay starting later this evening and running through March 19. Please refer to today’s press release for dial-in replay instructions available via the Company’s website at www.optimizerx.com.

Thank you for joining us today. That concludes today’s conference call. You may now disconnect.

*	Note: Since the conference call held on February 27, 2020, this transcript has been updated to correct amounts for non-GAAP net income and non-GAAP net income per share for the full year 2019.

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ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com